AMENDED AND RESTATED EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), initially entered into as of the 1st day of August 2010, by and between John Wiley & Sons, Inc., a New York corporation, with offices at 111 River Street, Hoboken, New Jersey 07030 (hereinafter referred to as the “Company”), and Mark J. Allin presently residing at xxxxxxxxxx , (hereinafter referred to as “Executive”), is hereby amended and restated this 1st  day of June 2015.

WHEREAS, the executive is currently employed as President and CEO of the Company, and Executive desires to serve the Company in such capacity.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Employment.  The Company agrees to employ Executive and Executive agrees to be employed by the Company for the Period of Employment (as defined below) and upon the terms and conditions provided in this Agreement.

2.           Position and Responsibilities.

(a)           During the Period of Employment, Executive will serve as President and CEO of the Company, and subject to the direction of the Company’s Board of Directors (“Board”) will perform such duties and exercise such supervision with regard to the business of the Company as are associated with such position, as well as such other duties as may be prescribed from time to time by the Board.  Executive shall be subject to and shall observe and carry out such reasonable rules, regulations, policies, directions and restrictions consistent with the duties to be performed by Executive hereunder as the Company shall from time to time establish.

(b)           Executive will, during the Period of Employment, devote Executive’s full business time and attention to the faithful and competent performance of services for the Company.  Executive hereby represents and warrants to the Company that Executive has no obligations under any existing employment or service agreement and that Executive’s performance of the services required of Executive hereunder will not conflict with any other existing obligations or commitments.  Nothing in this Agreement shall preclude Executive from engaging, consistent with Executive’s duties and responsibilities hereunder, in charitable and community affairs.

(c)           Executive shall perform the duties contemplated hereunder at the principal executive office of the Company and at such other locations as may be reasonably necessary to the performance of such duties, and Executive shall do such traveling as may be reasonably required of Executive in the performance of such duties.

3.           Period of Employment.  The period of Executive’s employment under this Agreement (the “Period of Employment”) will begin on June 1, 2015 (the “Commencement Date”), and end on the second anniversary thereof, subject to earlier termination and further renewal as provided in this Agreement.  Executive’s Period of Employment shall automatically renew for subsequent two year periods, subject to the terms of this Agreement, unless either party gives written notice 90 days or more prior to the expiration of the then existing Period of Employment of Executive’s or the Company’s decision not to renew.  A decision by the Company not to renew other than as a result of Executive’s death or Disability (as defined below), and other than in circumstances which would give rise to a Termination for Cause (as defined below) shall be treated as a Without Cause Termination (as defined below), and so governed by the provisions of Section 9 hereof.

4.           Compensation and Benefits.  For all services rendered by Executive pursuant to this Agreement during the Period of Employment, including services as an executive, officer, director or committee member of the Company or any of its subsidiaries or affiliates, Executive will be compensated as follows:

(a)           Base Salary.  The Company will pay Executive a fixed base salary (“Base Salary”) of not less than $750,000 per annum.  Executive will be eligible to receive annual increases as deemed appropriate by the Executive Compensation and Development Committee of the Board, in accordance with the Company’s customary procedures regarding the salaries of senior officers.  Base Salary will be payable according to the customary payroll practices of the Company but in no event less frequently than once each month.

(b)           Executive Compensation Plans.  Executive shall be eligible to participate in all of the Company’s executive compensation plans in effect on the date hereof in which any senior executive of the Company is eligible to participate, including but not limited to the Company’s Executive Annual Incentive Plan (the “EAIP”), the Company’s Annual Strategic Milestones Incentive Plan, and the Company’s Executive Long Term Incentive Plan (the “ELTIP”), or equivalents, as such plans are amended or restated from time to time, for so long as such plans remain in effect.  Nothing in this Agreement shall require the Company or its affiliates to establish, maintain or continue any executive compensation plan or restrict the right of the Company or any of its affiliates to amend, modify or terminate any such plan.

(c)           Participation in Benefit Plans.  To the extent that Executive’s participation or coverage is not duplicative of that provided under an executive compensation plan or arrangement in which Executive is eligible to participate, the Company shall afford Executive with an opportunity to participate in any health (medical, dental and vision) benefits, disability insurance, life insurance, accident insurance,  qualified savings and non-qualified deferred compensation and any other employee benefits plans, policies or arrangements which the Company maintains for its employees in accordance with the written terms of such plans, policies or arrangements.  Nothing in this Agreement shall require the Company or its affiliates to establish, maintain or continue any benefit plans, policies or arrangements or restrict the right of the Company or any of its affiliates to amend, modify or terminate any such benefit plan, policy or arrangement.

Because the Executive has been a participant in the Company’s UK and US retirement plans at various points during his tenure at Wiley, his retirement benefit and benefit under the SERP will be governed by Attachment A.  The terms and conditions of Attachment A are incorporated herein by reference and made a part of this Agreement as if fully set forth herein.

(d)           Paid Time Off, Holidays or Temporary Leave. Executive shall be entitled to take up to 30 days of paid time off per calendar year, or such greater amount, if any, as provided in the policies of the Company then applicable to Executive, without loss or diminution of compensation.  Such planned paid time off shall be taken at such time or times consistent with the needs of the Company’s business.  Executive shall further be entitled to the number of paid holidays, and leaves for illness or temporary disability in accordance with the Company’s policies as such policies may be amended from time to time or terminated in the Company’s sole discretion.

5.           Other Offices.  Executive agrees to serve without additional compensation, if elected or appointed thereto, as an officer or director of any of the Company’s subsidiaries or affiliates or as any other officer of the Company.

6.           Business Expenses.  The Company will reimburse Executive for all reasonable travel and other expenses incurred by Executive in connection with the performance of Executive’s duties and obligations under this Agreement.  Executive will comply with such limitations and reporting requirements with respect to expenses as may be established by Company from time to time and will promptly provide all appropriate and requested documentation in connection with such expenses.

7.           Disability.  If Executive becomes Disabled (as defined below) during the Period of Employment, the Company may, in its discretion, hire a permanent replacement to fill the position previously held and to perform the duties previously performed by Executive, provided, however, the Company shall continue Executive’s employment with the Company on an inactive basis to the extent necessary to continue to maintain Executive’s eligibility for benefits available under the Company’s  Group Long-Term Disability Insurance Plan or under any generally similar plan then in effect (the “LTD Plan”) and such other employee benefit plans that are generally available to employees receiving benefits under the LTD Plan, in accordance with the terms of  such plan(s) as they may be amended from time to time.  For purposes of this Agreement, “Disabled” or “Disability” means Executive’s inability, because of mental or physical illness or incapacity, whether total or partial, to perform one or more of the primary duties of Executive’s employment, with or without reasonable accommodation, for a length of time that the Company determines is sufficient to satisfy such obligations as it may have under the Family and Medical Leave Act (“FMLA”) and such “reasonable accommodation” obligations it may have under federal, state or local disability laws.  Upon Executive’s entitlement to receive benefits available under the LTD Plan and such other benefits generally available to employees receiving benefits under the LTD Plan, the Company’s obligation to provide Executive compensation and other benefits pursuant to Section 4 hereof shall cease.  In the event that Executive ceases to be Disabled and Executive is able to return to work and Executive’s former position is not open, the Company will endeavor to find, and will work interactively with Executive to find, a position of comparable responsibility, compensation and benefits and to reinstate Executive to such position, if such a position is available at the conclusion of Executive’s disability leave of absence.  Prior to restoration of Executive to active employment with the Company, Executive shall cooperate in obtaining all fitness for duty certifications from Executive’s treating physician(s) and such other physicians as the Company may request in accordance with the FMLA and federal, state and local disability and worker’s compensation laws.  Within fifteen (15) days of receipt of all medical certification(s) requested by the Company, if the Company does not restore Executive to active employment with the Company, then at that time Executive’s employment with the Company will be deemed to have terminated. Under the policy currently in effect for employees of the Company, such termination will be treated as a Without Cause Termination in accordance with Paragraph 9(a) below, provided the Executive has not then attained the age of 65.  Nothing in this Agreement shall require the Company to continue such policy, and such termination shall be treated in accordance with the policy applicable at the time the Executive becomes disabled.

8.           Death.  In the event of the death of Executive during the Period of Employment, the Period of Employment will end and the Company’s obligation to make payments under this Agreement will cease as of the date of death, except that the Company will pay Executive’s beneficiary designated for purposes of Executive’s basic life insurance provided by the Company or absent such designation to Executive’s estate, Executive’s Base Salary until the end of the month in which Executive dies, shipment of household goods and air travel for Executive’s family from the US to the UK, and except for any rights and benefits of Executive under the benefit plans and programs of the Company including, without limitation, the SERP (as defined below) in which Executive is a participant, as determined in accordance with the terms and provisions of such plans and programs.  The payout under the EAIP, or equivalent, for the fiscal year in which Executive’s death occurs, shall be paid at the normal time to Executive’s estate pro rata to the date of death.  The payment, in shares, for any executive long term incentive plan established by the Company, the plan cycle of which ends within 12 months after the date of Executive’s death, shall be paid based on actual performance within 2 ½ months after the end of the plan period to Executive’s estate.

9.           Effect of Termination of Employment.

(a)           Without Cause Termination and Constructive Discharge Absent a Change of Control.  If Executive’s employment terminates during the Period of Employment prior to the occurrence of a Change of Control (as defined below) due to a Without Cause Termination (as defined below) or a Constructive Discharge (as defined below), subject to Executive executing a general release of claims as more fully described in Section 9(e) hereof, then the Company will pay or provide Executive (or Executive’s surviving spouse, estate or personal representative, as applicable) the following payments and/or benefits upon such event:  (i) Base Salary earned but unpaid as of the effective date of such termination of employment; (ii) a lump sum payment equal to the Severance Pay Amount (as defined below); (iii) accelerated vesting of all earned but unvested restricted performance shares/units under any executive long term incentive plan established by the Company; (iv) all payments and benefits to which Executive may be entitled pursuant to the terms and conditions of the SERP; (v) shipment of household goods and air travel for Executive and his family from the US to the UK; and (vi) coverage during the Benefits Continuation Period (as defined below) under the following employee benefit plans or provisions for comparable benefits outside such plans, but only to the extent comparable coverage is not provided by any new employer, (x) the Company’s Group Health Plan, (y) the LTD Plan (as provided under such plan, Executive shall be required to pay the premium), and (z) the Company’s Group Life and Accidental Death and Dismemberment Insurance (at the levels in effect at the date of termination of employment). If coverage under clause (vi) cannot be provided on a tax-advantaged basis under the Company’s employee benefit programs [or would be at unreasonable cost for the Company or not available under the terms of the applicable insurance policies], the Company will make a supplemental lump-sum payment to the Executive such that his after-tax cost of coverage will be no greater than the cost for such coverage to a similarly-situated active employee under the respective program.  Any increase in premium cost resulting from a change in the Executive’s coverage election shall be borne by the Executive.  In order to receive such continued health benefits coverage, the Executive must be eligible for and elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985  (“COBRA”) under the terms of the applicable program for the first 18 months of such coverage, and such coverage shall be “alternative coverage” for purposes of COBRA.

(b)           Without Cause Termination and Constructive Discharge Following a Change of Control.  If Executive’s employment terminates during the Period of Employment due to a Without Cause Termination or a Constructive Discharge within the twenty-four (24) month period following a Change of Control, then, subject to Executive executing a general release of claims as more fully described in Section 9(e) hereof, in addition to the payments and benefits described in 9(a) hereof, but excluding 9(a)(iii) thereof, the Company will provide Executive (or Executive’s surviving spouse, estate or personal representative, as applicable) the following payments and/or benefits upon such event:  (i) the “target incentive amount” under any executive annual incentive plan established by the Company for the fiscal year in which Executive’s termination of employment occurs, prorated to reflect Executive’s partial year of employment; (ii) accelerated vesting of all “target” restricted performance shares awarded to Executive prior to June 2011 under any executive long term incentive plan established by the Company outstanding on the date of Change in Control but not yet vested; (iii) accelerated vesting of all “target” restricted performance shares/units awarded to Executive on or after June 2011under any executive long term incentive plan established by the Company  outstanding on the date of Change in Control but not yet vested in cases where the acquiring company is not a publicly traded company or the acquiring company does not assume or replace the outstanding equity; (iv) accelerated vesting of all other stock options and restricted shares/units granted to Executive prior to June 2011 under any executive long term incentive plan established by the Company outstanding on the date of the Change in Control but not yet vested on the effective date of termination of employment; and (v) accelerated vesting of all other stock options and restricted shares/units granted to Executive on or after June 2011 under any executive long term incentive plan established by the Company outstanding on the date of the Change in Control but not yet vested on the effective date of termination of employment, in cases where the acquiring company is not a publicly traded company or the acquiring company does not assume or replace the outstanding equity.

(c)           Termination for Cause; Resignation.  If Executive’s employment terminates due to a Termination for Cause (as defined below) or a Resignation (as defined below), Base Salary earned but unpaid as of the date of such termination will be paid to Executive in a lump sum and the Company will have no further obligations to Executive hereunder.  In the event any termination of Executive’s employment for any reason, Executive if so requested by the Company agrees to assist in the orderly transfer of authority and responsibility to Executive’s successor.

(d)           Definitions.  For purposes of this Agreement, the following capitalized terms have the following meanings:

(i)           “Benefits Continuation Period” means that number of months which is equal to the number of months of Base Salary that Executive receives as a lump sum severance payment in accordance with Sections 9(a) or 9(b) hereof.

(ii)           “Change of Control” shall have the meaning set forth in the SERP.

(iii)           “Constructive Discharge” means:  (A) any material failure by the Company to fulfill its obligations under this Agreement (including, without limitation, any reduction of Base Salary, as the same may be increased during the Period of Employment, or other material element of compensation);  (B) a material and adverse change to, or a material reduction of, Executive’s duties and responsibilities to the Company;  or (C) the relocation of Executive’s primary office to any location more than fifty (50) miles from the Company’s principal executive offices, resulting in a materially longer commute for Executive.  Executive will provide the Company a written notice which describes the circumstances being relied upon for all terminations of employment by Executive resulting from any circumstances claimed to be a Constructive Discharge thirty (30) days after the event giving rise to the notice.  The Company will have thirty (30) days after receipt of such notice to remedy the situation prior to Executive’s termination of employment due to a Constructive Discharge, and Executive must resign no later than thirty (30) days after the end of such 30-day period.

(iv)           “Resignation” means a termination of Executive’s employment by Executive, other than in connection with Executive’s Disability pursuant to Section 7 hereof, Death pursuant to Section 8 hereof or Constructive Discharge pursuant to Sections 9(a) or 9(b) hereof.  A termination of Executive’s employment under this Agreement shall mean the ceasing of employment with the Company.  For purposes of this Agreement:

(A)
the Executive shall not be treated as having incurred a voluntary termination of employment while on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive’s right to reemployment with the Company is provided either by statute or by contract.  If the period of leave exceeds six months and the right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

(B)
Whether the Executive shall have incurred a termination of employment shall be determined based on all relevant facts and circumstances.  In situations in which the Executive continues to be carried on the payroll of the Company but performs only nominal services, or ceases to be an employee but continues to provide substantial services in another capacity, such as pursuant to a consulting agreement, the determination of whether a termination of employment has occurred shall be determined in accordance with Final Regulations Section 1.409A-1(h)(1)(ii), or any successor thereto.

(v)           “SERP” means the Company’s 2005 Supplemental Executive Retirement Plan, as amended or restated from time to time.

(vi)           “Severance Pay Amount” means, with respect to a termination of employment covered under Section 9(a), the Executive’s then current Base Salary payable during one month multiplied by twenty four (24).  “Severance Pay Amount” means, with respect to a termination of employment covered under Section 9(b), the sum of Executive’s then current Base Salary payable during one month, plus one-twelfth of Executive’s most recent target annual incentive under any executive annual incentive plan established by the Company, multiplied by twenty-four (24).

(vii)           “Termination for Cause” means:  (A) Executive’s refusal or willful and continued failure to substantially perform Executive’s material duties to the best of Executive’s ability under this Agreement (for reasons other than death or disability), in any such case after written notice thereof; (B) Executive’s gross negligence in the performance of Executive’s material duties under this Agreement; (C) any act of fraud, misappropriation, material dishonesty, embezzlement, willful misconduct or similar conduct; (D) Executive’s conviction of or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude; or (E) Executive’s material and willful violation of any of the Company’s reasonable rules, regulations, policies, directions and restrictions.

(viii)           “Without Cause Termination” or “Terminated Without Cause” means termination of Executive’s employment by the Company other than in connection with Executive’s Disability pursuant to Section 7 hereof, death pursuant to Section 8 hereof or Constructive Discharge pursuant to Sections 9(a) or 9(b) hereof, or the Company’s Termination for Cause of Executive.

(e)           Conditions to Payment.  All payments and benefits due to Executive under this Section 9 shall be contingent upon the execution by Executive (or Executive’s beneficiary or estate) of a general release of all claims to the maximum extent permitted by law against the Company, its affiliates, and their current and former officers, directors, employees and agents in such form as determined by the Company in its sole discretion.

(f)           No Other Payments.  Except as provided in this Section 9, Executive shall not be entitled to receive any other payments or benefits from the Company due to the termination of Executive’s employment, including but not limited to, any employee benefits under any of the Company’s employee benefits plans or arrangements (other than at Executive’s expense under COBRA or pursuant to the written terms of any pension benefit plan in which Executive is a participant in which the Company may have in effect from time to time) or any right to severance benefits.  Notwithstanding the foregoing sentence, in the event of a termination of employment by Executive under the circumstances described in Section 9(b) hereof following a Change of Control, nothing in this Agreement shall reduce Executive’s entitlement, if any, to any payment or benefit pursuant to the ELTIP resulting from Executive’s termination of employment following a Change of Control.

 (g)           Timing of Severance Payments and Compliance with Code Section 409A.

(i)           Payments of earned but unpaid Base Salary required to be made under Section 9(a)(i) shall be made as of the next regular payroll date following the Executive’s termination of employment.

(ii)           Payments of Severance Pay Amounts required to be made under Section 9(a)(ii) shall be made within ten business days following the later of the date the Company receives the release of claims described in Section 9(e) properly executed by the Executive, and the expiration of any period permitted for the Executive to revoke the Agreement after its execution; provided, however, that in no event may Executive return the executed release of claims later than 60 days after termination of employment (or, if earlier, the end of the second month following the later of the end of the Company’s taxable year or the Executive’s taxable year).

(iii)           The reimbursement of an eligible expense hereunder shall be made promptly upon the Executive’s submission of request for reimbursement, accompanied by evidence of such expense reasonably acceptable to the Company, but in any event on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; provided, however, that the supplemental payment with respect to the tax cost of continuation employee benefit coverage under Section 9(a) shall be paid under Section 9(g)(ii) above.

(iv)           The payment of “earned but unvested restricted performance shares/units” as described in Section 9(a)(iii) “target incentive amounts” as described in Section 9(b)(i) and “target” restricted performance shares/units as described in Sections 9(b)(ii) shall be made as described in Section 9(g)(ii).

(v)           Each of the payments and benefits under Section 9(a) or (b) above are designated as separate payments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B).  As a result, (1) any payments that become vested as a result of a qualifying termination that are made on or before the 15th day of the third month following the later of the end of the Company’s taxable year or the end of the Executive’s taxable year in which occurs the Executive’s termination of employment, (2) any additional payments that are made on or before the last day of the second calendar year following the year of the Executive’s termination and do not exceed the lesser of two times Base Salary or two times the limit under Code Section 401(a)(17) then in effect, and (3) the payment of medical expenses within the applicable COBRA period, are exempt from the requirements of Code Section 409A.  If Executive is designated as a “specified employee” within the meaning of Code Section 409A and Section 1.19 of the SERP, to the extent that any deferred compensation payments to be made during the first six month period following Executive’s termination of employment exceed such exempt amounts, the payments shall be withheld and the amount of the payments withheld will be paid in a lump sum (with interest at the rate paid on 12-month Treasury bills as of the date of Executive’s termination of employment), during the seventh month after Executive’s termination.  The Company shall identify in writing delivered to the Executive any payments it reasonably determines are subject to delay under this Section 9(g)(v).  In no event shall the Company have any liability or obligation with respect to taxes for which the Executive may become liable as a result of the application of Code Section 409A.

10.           Other Duties of Executive During and After the Period of Employment.

(a)           Non-Competition and Non-Disclosure Agreement.  Simultaneously with the execution of this Agreement, Executive agrees to execute and to comply with the terms of the Non-Competition and Non-Disclosure Agreement (hereinafter referred to as the “Non-Competition Agreement”) in the form provided to Executive by the Company.  The terms and conditions of the Non-Competition Agreement are incorporated herein by reference and made a part of this Agreement as if fully set forth herein.

(b)           Agreement To Arbitrate.  Simultaneous with the execution of this Agreement, Executive agrees to execute and to comply with the terms of the Agreement to Arbitrate (hereinafter referred to as the “Agreement to Arbitrate”) in the form provided to Executive by the Company.  The terms and conditions of the Agreement to Arbitrate are incorporated herein by reference and made a part of this Agreement as if fully set forth herein.

11.           Indemnification.  The Company will indemnify Executive to the fullest extent permitted by the laws of the state of the Company’s incorporation in effect at that time, or the certificate of incorporation and by-laws of Company, whichever affords the greater protection to Executive.

12.           Mitigation.  Executive will not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor will the amount of any such payment be reduced by any compensation earned by Executive as the result of employment by another employer after the date Executive’s employment hereunder terminates.

13.           Withholding Taxes.  Executive acknowledges and agrees that the Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation.

14.           Effect of Prior Agreements.  This Agreement, together with the Non-Competition Agreement and the Agreement to Arbitrate, constitute the sole and entire agreements and understandings between Executive and the Company with respect to the matters covered thereby, and there are no other promises, agreements, representations, warranties or other statements between Executive and the Company in respect to such matters not expressly set forth in these agreements.  These agreements supersede all prior and contemporaneous agreements, understandings or other arrangements, whether written or oral, concerning the subject matter thereof.  Upon execution of this Agreement, Executive’s existing employment agreement with the Company shall be superseded by this Agreement in its entirety and shall be of no further force and effect.

15.           Notices.  Any notice required, permitted, or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by registered or certified mail, return receipt requested, postage and fees prepaid, as follows:

If to the Company, at:

John Wiley & Sons, Inc.
111 River Street
Hoboken, New Jersey 07030
Attention:  EVP, Human Resources

with a copy to:

John Wiley & Sons, Inc.
111 River Street
Hoboken, New Jersey 07030
Attention: EVP and General Counsel

If to Executive, at:

Mark Allin
xxxxxxxxxxxx

Either of the parties hereto may at any time and from time to time change the address to which notices shall be sent hereunder by notice to the other party.

16.            Assignability.  The obligations of Executive may not be delegated and, except as expressly provided in Section 8 hereof relating to the designation of a beneficiary in the event of death, Executive may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest therein.  Any such attempted delegation or disposition shall be null and void and without effect.  The Company and Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to the Company.  The term “successor” shall mean (with respect to the Company or any of its subsidiaries) any other corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of the assets of the Company.  Any assignment by the Company of its rights or obligations hereunder to any affiliate of or successor to the Company shall not be a termination of employment for purposes of this Agreement.

17.           Modification.  This Agreement may not be modified or amended except in writing signed by the parties.  No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver.  A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

18.           Governing Law.  This Agreement will be construed and interpreted pursuant to the laws of the State of New York, without regard to such State’s conflict of law rules.

19.           Separability.  All provisions of this Agreement are intended to be severable.  In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement.  The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

20.           No Waiver:  No course of dealing or any delay on the part of the Company or Executive in exercising any rights hereunder shall operate as a waiver of any such rights.  No waiver of any default or breach of this Agreement shall be deemed a continuing waiver of any other breach or default.

21.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered, effective as of the date first indicated above by a duly authorized officer of the Company.

EXECUTIVE:	JOHN WILEY & SONS, INC.

By:// Mark Allin	By: // Peter B. Wiley
Signature	Signature

Mark J. Allin	Peter B. Wiley
Print name	Print name

April 13, 2015	Chairman
Date signed	Title

April 13, 2015
Date signed